Exhibit 3.32

ARTICLES OF INCORPORATION

OF

POLYMER INTERNATIONAL CORP.

We hereby associate to form a stock corporation under the provisions of Chapter 9 of § 13.1 of the Code of Virginia, 1950, as amended, and to that end set forth the following:

ARTICLE I

Name

The name of the corporation is POLYMER INTERNATIONAL CORP.

ARTICLE II

Stock

The aggregate number of shares which the corporation shall have authority to issue is Five Thousand (5,000) shares of common stock.

ARTICLE III

Indemnification

1. To the full extent that the Virginia Stock Corporation Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of directors or officers, a director or officer of the corporation shall not be liable to the corporation or its shareholders for monetary damages.

2. To the full extent permitted and in the manner prescribed by the Virginia stock Corporation Act and any other applicable law, the corporation shall indemnify a director or officer of the corporation who is or was a party to any proceeding by reason of the fact that he is or was such a director or officer or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise. The Board of Directors is hereby empowered, by majority vote of a quorum of disinterested directors; to contract in advance to indemnify any director or officer.

3. The Board of Directors is hereby empowered, by majority vote of a quorum of disinterested directors, to cause the corporation to indemnify or contract in advance to indemnify any person not specified in Section 2 of this Article who was or is a party to any proceeding, by reason of the fact that he is or was an employee or agent of the corporation, or is or was serving at the request of the corporation as director, officer, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, to the same extent as if such person were specified as one to whom indemnification is granted in Section 2 of this Article.

4. The corporation may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article and may also procure insurance, in such amounts as the Board of Directors may determine, on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against any liability asserted against or incurred by any such person in any such capacity or arising from his status as such, whether or not the corporation would have power to indemnify him against such liability under the provisions of this Article.

5. The provisions of this Article shall be applicable to all actions, claims, suits, or proceedings commenced after the adoption hereof, whether arising from any action taken or failure to act before or after such adoption. No amendment, modification, or repeal of this Article shall diminish the rights provided hereby or diminish the right to indemnification with respect to any claim, issue, or matter in any then pending or subsequent proceeding that is based in any material respect on any alleged action or failure to act prior to such amendment, modification, or repeal.

6. Reference herein to directors, officers, employees, or agents shall include former directors, officers, employees, and agents and their respective heirs, executors, and administrators.

ARTICLE IV

Registered Office and Agent

The post office address of the initial registered office is 549 Main Street, Danville, VA 24541.

The name of the City in which the initial registered office is located is the City of Danville, Virginia.

The name of its initial registered agent is R. LEE YANCEY, who is a resident of Virginia and is a member of the Virginia State Bar.

WITNESS the following signature. and seal this 25th day of October, 1995.

/s/
Incorporator